As filed with the Securities and Exchange Commission on November 27, 2002
                             File No. 33- _________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                           NEOMEDIA TECHNOLOGIES, INC.
                       (Name of Registrant in its charter)

          DELAWARE                                        36-3680347
(State or jurisdiction of incorporation     (I.R.S. Employer Identification No.)
  or organization)
                          2201 SECOND STREET, SUITE 600
                            FORT MYERS, FLORIDA 33901
                                  239-337-3434
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        JERALD EICKE CONSULTING AGREEMENT
                            (Full Title of the Plan)

                                CHARLES T. JENSEN
                          2201 SECOND STREET, SUITE 402
                            FORT MYERS, FLORIDA 33901
                                  239-337-3434
                               239-337-3668 - FAX
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH COPIES TO:

Clayton Parker, Esq.                               David A. Dodge
Kirkpatrick & Lockhart LLP                         NeoMedia Technologies, Inc.
201 South Biscayne Boulevard                       2201 Second Street, Suite 600
Miami Center - Suite 2000                          Fort Myers, Florida 33901
Miami, FL 33131                                    (239) 337-3434
(305) 539-3300                                     (239) 337-3668 Fax
(305) 358-7095 Fax

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM  PROPOSED MAXIMUM
                                                   AMOUNT TO BE       OFFERING         AGGREGATE         AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED                REGISTERED     PRICE PER SHARE   OFFERING PRICE  REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Common Stock (1)                                    4,000,000            $0.05       $200,000.00           $18.40
-----------------------------------------------------------------------------------------------------------------------

(1)  Represents shares of common stock issued directly to Jerald Eicke, an unrelated consultant, for consulting services rendered. The registration fee being paid hereunder has been  estimated/determined  pursuant to Rule 457(h), and is based on the closing price of the Company's Common Stock on the OTCBB market on November 25, 2002.

                                     PART I

         The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission are hereby incorporated by reference:

         (a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2001.

         (b) Form 10-Q for the three- and nine-month periods ending September 30, 2002.

         (c) Form 10-Q for the three- and six-month periods ending June 30, 2002.

         (d)      Form 10-Q for the three-month period ending March 31, 2002.

         (e) Form 8-K dated June 26, 2002, disclosing that the Company's Board of Directors had elected Charles T. Jensen as President and Chief Operating Officer and David A. Dodge as Vice President and Chief Financial Officer.

         (f) Form 8-K dated May 17, 2002, disclosing that the Company's common stock was delisted from the Nasdaq SmallCap Market effective May 17, 2002, and that the Company's common stock would begin trading on the Over-the-Counter Bulletin Board the same day.

         (g) Form 8-K dated April 15, 2002, disclosing that the Company had instituted an option repricing program for certain of its outstanding stock options.

         (h) Form 8-K dated April 2, 2002, disclosing that the Company had instituted a warrant repricing program for all of its outstanding stock warrants.

         (i) The description of the Company's common stock, par value $.01 per share, which is contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, on November 18, 1996, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description of common stock.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officers for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company has obtained directors and officers liability insurance. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

ITEM 8.  EXHIBITS

EXHIBIT

4 NeoMedia Technologies, Inc. 2002 Stock Option Plan (incorporated by reference to Appendix A in NeoMedia Technologies 14A Definitive Proxy Statement as filed with the SEC on May 7, 2002)

5.1      Opinion re: legality

10.1 Consulting Agreement between NeoMedia Technologies, Inc. and Jerald Eicke (filed herewith)

23.1 Consent of Stonefield Josephson, Inc., current independent auditors of NeoMedia Technologies, Inc.

23.2 Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.1 opinion letter)

24       Power of Attorney (included on signature page)

         In accordance with Securities Act Rule 437a, the consent of Arthur Andersen LLP has not been included as an exhibit herewith. The Company has been unable to obtain a consent of Arthur Andersen LLP due to the departure of their engagement team leaders from such firm. Any recovery by investors posed by the lack of consent is limited by Securities Act Rule 437a.

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on November 25, 2002.

                                    NEOMEDIA TECHNOLOGIES, INC.

                                    By:  /S/ CHARLES T. JENSEN
                                         ---------------------
                                         Charles T. Jensen,
                                         President, Chief Operating Office, and
                                         Acting Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned officers and directors of NeoMedia Technologies, Inc. hereby constitute and appoint Charles W. Fritz with power to act one without the other, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES                                   TITLE                                     DATE
/S/ CHARLES W. FRITZ                         Chairman of the Board and Director        November 25, 2002
------------------------------------
Charles W. Fritz

/S/ WILLIAM E. FRITZ                         Secretary and Director                    November 25, 2002
------------------------------------
William E. Fritz

/S/ CHARLES T. JENSEN                        President, Chief Operating Officer,
------------------------------------         Acting Chief Executive Officer, and
Charles T. Jensen                            Director                                  November 25, 2002


/S/ DAVID A. DODGE                           Vice President, Chief Financial
------------------------------------         Officer, and Controller
David A. Dodge                                                                         November 25, 2002

/S/ A. HAYES BARCLAY                         Director                                  November 25, 2002
------------------------------------
A. Hayes Barclay

/S/ JAMES J. KEIL                            Director                                  November 25, 2002
------------------------------------
James J. Keil
